UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 30, 2013 (July 26, 2013)

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY 2013 Senior Leadership Plan

On July 26, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Brocade Communications Systems, Inc. (the “Company”) approved the “Senior Leadership Plan” (the “Plan”) for fiscal year 2013. The Plan is administered by the Committee. In the first quarter of fiscal year 2013, the Committee considered preliminary target bonuses and performance goals for the executive officers. However, the Committee deferred final review and approval of the Plan until after the Committee reviewed the business and operating plan with the new chief executive officer. Following that review, the Committee, in consultation with its compensation consultant, finalized the Plan. The fiscal year bonus terms for: (i) Lloyd Carney, who joined the Company as its Chief Executive Officer on January 14, 2013; and (ii) Jeff Lindholm, who joined the Company as its Senior Vice President Worldwide Sales on March 4, 2013, were established in connection with their joining the Company.

Under the terms of the Plan, certain officers, including each of our executive officers: Lloyd Carney, Ken Cheng, Dan Fairfax, Jeff Lindholm and Tyler Wall, are eligible to earn cash payouts for the achievement of certain performance goals. For fiscal year 2013, the performance goals relate to operating income (weighted 40%), Ethernet revenue growth (weighted 30%) and total revenue growth (weighted 30%). Actual performance versus the goals (each as defined under the Plan) generally determines the bonus for which a participant will be eligible, however the Committee may reduce or eliminate any bonus otherwise payable at its sole discretion. The target bonus for fiscal year 2013 for each of our executive officers is as follows: Mr. Carney - 150%; Mr. Cheng - 75%; Mr. Fairfax - 80%; Mr. Lindholm - 125%; and Mr. Wall - 75%. Actual bonuses earned (if any) may be higher or lower than target depending on actual performance for the fiscal year and will be paid within eight weeks after the end of fiscal year 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: July 30, 2013	By:	/s/ Tyler Wall
Tyler Wall
Vice President, General Counsel and Corporate Secretary